SHARE PURCHASE AGREEMENT



         This Agreement is made this 25th day of March, 1993 between Weiss, Peck & Greer, a New York limited partnership ("WPG") and U.S. Large Stock Fund, a Delaware business trust (the "Fund").

         WHEREAS, the Fund wishes to sell and WPG wishes to purchase 20,000 shares of beneficial interest in the Fund for a purchase price of $5.00 per share (the "Shares"); and

         WHEREAS, WPG is purchasing the Shares for the purpose of providing the initial capitalization of the Fund;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, WPG is delivering to the Fund a check in the amount of $100,000 in full payment for the Shares.

         2. WPG agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.


                                            WEISS, PECK & GREER



                                            By: /S/ JAY C. NADEL
                                                Jay C. Nadel

                                            Its:     PARTNER


                                            U.S. LARGE STOCK FUND



                                            By:  /S/ JAY C. NADEL
                                                 Jay C. Nadel

                                            Its: EXECUTIVE VICE PRESIDENT
                                                   & SECRETARY